Exhibit 99.1

Media Contact:	Investor Relations Contact:
Evelyn Mitchell	Dana Nolan
(205) 264-4551	(205) 264-7040

Regions reports third quarter 2019 earnings from continuing operations of $385 million, up 9 percent over the prior year, and earnings per share of $0.39, up 22 percent
Generates highest pre-tax pre-provision income since 2010

BIRMINGHAM, Ala. - (BUSINESS WIRE) - Oct. 22, 2019 - Regions Financial Corporation (NYSE:RF) today announced earnings for the third quarter ended September 30, 2019. The company reported net income from continuing operations available to common shareholders of $385 million, an increase of 9 percent compared to the third quarter of 2018. Earnings per diluted share from continuing operations were $0.39, a 22 percent increase. Total revenue grew 2 percent while pre-tax pre-provision income(1) increased 16 percent over the prior year. Adjusted revenue(1) grew 3 percent while adjusted pre-tax pre-provision income(1) increased 4 percent. The company also generated year-to-date positive operating leverage of 6 percent on a reported basis and 3 percent on an adjusted basis(1) versus the comparable prior year period.

“Regions delivered solid financial results during the third quarter, reflecting continued progress in our efforts to build a consistently performing and sustainable bank,” said John Turner, President and CEO. “Total revenue grew 2 percent, the adjusted efficiency ratio improved 70 basis points, and we generated the highest pre-tax pre-provision income in nearly a decade. Consistent with our strategic plan, we are making targeted investments in technology and talent to meet the needs of our customers and communities and provide long-term value for shareholders.”

SUMMARY OF THIRD QUARTER 2019 RESULTS:

	Quarter Ended
(amounts in millions, except per share data)	9/30/2019	6/30/2019	9/30/2018
Income from continuing operations (A)	$409	$390	$370
Income from discontinued operations, net of tax	—	—	194
Net income	409	390	564
Preferred dividends (B)*	24	16	16
Net income available to common shareholders	$385	$374	$548
Net income from continuing operations available to common shareholders (A) – (B)	$385	$374	$354

Weighted-average diluted shares outstanding—during quarter	991	1,012	1,095
Actual shares outstanding—end of quarter	964	1,004	1,055

Diluted earnings per common share from continuing operations	$0.39	$0.37	$0.32

Diluted earnings per common share	$0.39	$0.37	$0.50

Non-GAAP adjusted items impacting earnings from continuing operations(1):
Pre-tax adjusted items:
Branch consolidation, property and equipment charges	$(5)	$(2)	$(4)
Salaries and benefits related to severance charges	(1)	(2)	(5)
Contribution to Regions' charitable foundation	—	—	(60)
Securities gains (losses), net	—	(19)	—
Leveraged lease termination gains	1	—	4

Diluted EPS impact**	$—	$(0.02)	$(0.05)

*	The first dividend for Series C preferred stock issued in April of 2019 was declared in July of 2019 resulting in third quarter dividends that exceed their expected quarterly run rate.

**	Based on income taxes at an approximate 25% incremental rate.

During the third quarter of 2019, the company produced the highest level of pre-tax pre-provision income since 2010. Total revenue increased 2 percent on a reported basis and 3 percent on an adjusted basis(1) compared to the third quarter of 2018 as growth in non-interest income exceeded a modest decline in net interest income. The company's net interest margin declined three basis points from the prior year, but only one basis point from the prior quarter, despite lower market interest rates. Reported non-interest expense remained well controlled during the quarter reflecting a 6 percent decline compared to the third quarter of 2018. Adjusted non-interest expense(1) increased 1 percent reflecting higher salaries and benefits associated with increased production-based incentives and one additional weekday in the current quarter, partially offset by reduced staffing levels.

Overall asset quality remained in line with the company's broader risk expectations during the quarter. Annualized net charge-offs increased 4 basis points to 0.44 percent of average loans, while total non-performing loans decreased 14 percent to 0.56 percent of total loans compared to the third quarter of 2018. The allowance for loan and lease losses increased to 1.05 percent of total loans and 188 percent of non-performing loans.

Business services criticized loans increased 14 percent driven by increases in accruing classified loans, partially offset by decreases in non-accrual and special mention loans.

Non-GAAP adjusted items(1) impacting the company's earnings are identified in order to assist investors in analyzing Regions' operating results on the same basis as that applied by management, and provide a basis to predict future performance. Non-GAAP adjusted items(1) in the current quarter include the company's continued focus on increasing organizational efficiency and effectiveness. This included $1 million of severance expense and $5 million of net expenses associated with branch consolidations and property and equipment charges. In addition, the company recorded a $1 million leveraged lease termination gain during the quarter.

Total revenue from continuing operations

	Quarter Ended
($ amounts in millions)	9/30/2019	6/30/2019	9/30/2018	3Q19 vs. 2Q19		3Q19 vs. 3Q18
Net interest income and other financing income	$937	$942	$942	$(5)	(0.5)%	$(5)	(0.5)%
Taxable equivalent adjustment	13	14	13	(1)	(7.1)%	—	—%
Net interest income and other financing income, taxable equivalent basis	$950	$956	$955	$(6)	(0.6)%	$(5)	(0.5)%
Net interest margin (FTE)	3.44%	3.45%	3.47%

Non-interest income:
Service charges on deposit accounts	$186	$181	$179	$5	2.8%	7	3.9%
Card and ATM fees	114	120	111	(6)	(5.0)%	3	2.7%
Wealth management income	83	79	77	4	5.1%	6	7.8%
Capital markets income	36	39	45	(3)	(7.7)%	(9)	(20.0)%
Mortgage Income	56	31	32	25	80.6%	24	75.0%
Commercial credit fee income	19	18	18	1	5.6%	1	5.6%
Bank-owned life insurance	18	19	18	(1)	(5.3)%	—	—%
Securities gains (losses), net	—	(19)	—	19	(100.0)%	—	NM
Market value adjustments on employee benefit assets - defined benefit	—	—	3	—	NM	(3)	(100.0)%
Market value adjustments on employee benefit assets - other*	7	(2)	4	9	NM	3	75.0%
Other	39	28	32	11	39.3%	7	21.9%
Non-interest income	$558	$494	$519	$64	13.0%	$39	7.5%
Total revenue	$1,495	$1,436	$1,461	$59	4.1%	$34	2.3%

Adjusted total revenue (non-GAAP)(1)	$1,494	$1,455	$1,457	$39	2.7%	$37	2.5%

NM - Not Meaningful
* These market value adjustments relate to assets held for employee benefits that are offset within salaries and employee benefits expense.

Comparison of third quarter 2019 to second quarter 2019
Total revenue of approximately $1.5 billion in the third quarter increased approximately 4 percent on a reported basis and 3 percent on an adjusted basis(1) compared to the prior quarter. Net interest income and other financing income decreased 1 percent and net interest margin decreased one basis point to 3.44 percent. Net interest margin and net interest income and other financial income were negatively impacted by lower market interest rates and lower average loan balances, partially offset by declining deposit costs and the benefits of repositioning strategies executed in the investment portfolio. Net interest income and other financing income also benefited from one additional day in the quarter, which negatively impacted net interest margin.

Non-interest income increased 13 percent on a reported basis, and 9 percent on an adjusted basis(1). Service charges increased 3 percent reflecting increased activity and continued customer account growth. Total mortgage income increased significantly, driven primarily by increased hedging and valuation adjustments on residential mortgage servicing rights. Lower interest rates also drove an increase in mortgage production and sales income during the quarter in line with an 18 percent increase in total mortgage production. Wealth management income increased 5 percent driven by growth in investment management and trust fees and includes the third quarter acquisition of Highland Associates, Inc. Favorable market value adjustments on employee benefit assets resulted in a $9 million increase during the quarter. The increase in other non-interest income included a net $11 million increase in the value of certain equity investments during the third quarter compared to a net $3 million decline during the prior quarter.

Card and ATM fees decreased 5 percent reflecting lower commercial interchange impacted by favorable rebate adjustments recorded in the prior quarter that did not repeat. Capital markets income decreased 8 percent attributable primarily to decreases in merger and acquisition advisory services and loan syndication revenue, partially offset by an increase in fees generated from the placement of permanent financing for real estate customers. Customer interest rate swap income was also negatively impacted by $6 million of market-related credit valuation adjustments during the third quarter, slightly less than the $7 million recorded during the prior quarter.

Comparison of third quarter 2019 to third quarter 2018
Total revenue increased 2 percent on a reported basis and 3 percent on an adjusted basis(1) compared to the third quarter of 2018. Net interest income and other financing income decreased 1 percent, while net interest margin decreased 3 basis points. Net interest margin and net interest income and other financing income were negatively impacted by higher funding costs. This was mostly offset through the positive impacts from higher short-term market interest rates, repositioning strategies executed in the investment portfolio, higher loan balances and favorable loan remixing.

Non-interest income increased 8 percent both on a reported and adjusted basis(1). Service charges increased 4 percent reflecting continued account growth, and card and ATM fees increased 3 percent primarily due to higher interchange revenue associated with increased transactions and new account growth. Service charges also benefited from an increase in treasury management services. Wealth management income increased 8 percent reflecting growth in both investment services and investment management and trust income. Mortgage income increased 75 percent driven primarily by increased hedging and valuation adjustments on residential mortgage servicing rights. Mortgage production and sales income also increased during the quarter reflecting a 37 percent increase in total mortgage production.

Capital markets income decreased 20 percent due primarily to a reduction in merger and acquisition advisory services and lower customer interest rate swap income. The decrease in swap income was driven primarily by market-related credit valuation adjustments tied to customer derivatives.

Non-interest expense from continuing operations

	Quarter Ended
($ amounts in millions)	9/30/2019	6/30/2019	9/30/2018	3Q19 vs. 2Q19		3Q19 vs. 3Q18
Salaries and employee benefits	$481	$469	$473	$12	2.6%	$8	1.7%
Net occupancy expense	80	80	82	—	—%	(2)	(2.4)%
Furniture and equipment expense	83	84	81	(1)	(1.2)%	2	2.5%
Outside services	48	52	46	(4)	(7.7)%	2	4.3%
Professional, legal and regulatory expenses	21	26	32	(5)	(19.2)%	(11)	(34.4)%
Marketing	23	23	20	—	—%	3	15.0%
FDIC insurance assessments	12	12	22	—	—%	(10)	(45.5)%
Credit/checkcard expenses	19	18	18	1	5.6%	1	5.6%
Branch consolidation, property and equipment charges	5	2	4	3	150.0%	1	25.0%
Visa class B shares expense	5	3	—	2	66.7%	5	NM
Provision (credit) for unfunded credit losses	(2)	—	2	(2)	NM	(4)	(200.0)%
Other	96	92	142	4	4.3%	(46)	(32.4)%
Total non-interest expense	$871	$861	$922	$10	1.2%	$(51)	(5.5)%
Total adjusted non-interest expense(1)	$865	$857	$853	$8	0.9%	$12	1.4%

NM - Not Meaningful

Comparison of third quarter 2019 to second quarter 2019
Non-interest expense increased 1 percent on both a reported and adjusted basis(1) compared to the second quarter. Salaries and benefits increased 3 percent driven primarily by an increase in the market value on employee benefit plan assets, as well as higher production-based incentives, one additional weekday in the quarter, and the acquisition of Highland Associates, partially offset by continued overall staffing reductions.

Professional, legal and regulatory expenses decreased 19 percent primarily due to a reduction in legal fees. Outside services decreased 8 percent reflecting the company's success in reducing overall third-party spend.

The company's third quarter efficiency ratio was 57.7 percent on a reported basis and 57.4 percent on an adjusted basis(1). This represents a decrease of 170 basis points on a reported basis and 90 basis points on an adjusted basis(1). The effective tax rate was approximately 20.6 percent.

Comparison of third quarter 2019 to third quarter 2018
Non-interest expense decreased 6 percent on a reported basis, but increased 1 percent on an adjusted basis(1) compared to the third quarter of 2018. The prior year period included a $60 million contribution to the company's charitable foundation reflected in other non-interest expense. Salaries and benefits increased 2 percent driven primarily by an increase in production-based incentives and one additional weekday in the quarter, partially offset by continued staffing reductions. Staffing levels declined 2 percent or 320 full-time equivalent positions from the third quarter of 2018. Excluding the prior year charitable foundation contribution, other non-interest expense increased $14 million due primarily to an increase in non-service related pension costs associated with a lower discount rate, as well as higher operational losses.

FDIC insurance assessments decreased 45 percent reflecting the discontinuation of the FDIC's surcharge, and professional fees decreased 34 percent driven primarily by lower consulting fees.

Loans and Leases

	Average Balances

($ amounts in millions)	3Q19	2Q19	3Q18	3Q19 vs. 2Q19		3Q19 vs. 3Q18
Commercial and industrial	$40,200	$40,707	$37,410	$(507)	(1.2)%	$2,790	7.5%
Commercial real estate—owner-occupied*	5,871	5,895	6,311	(24)	(0.4)%	(440)	(7.0)%
Investor real estate*	6,388	6,496	5,892	(108)	(1.7)%	496	8.4%
Business Lending	52,459	53,098	49,613	(639)	(1.2)%	2,846	5.7%
Residential first mortgage**	14,298	14,150	14,162	148	1.0%	136	1.0%
Home equity	8,683	8,910	9,543	(227)	(2.5)%	(860)	(9.0)%
Indirect—vehicles***	2,247	2,578	3,190	(331)	(12.8)%	(943)	(29.6)%
Indirect—other consumer	2,750	2,662	2,042	88	3.3%	708	34.7%
Consumer credit card	1,310	1,286	1,271	24	1.9%	39	3.1%
Other consumer	1,239	1,221	1,201	18	1.5%	38	3.2%
Consumer Lending	30,527	30,807	31,409	(280)	(0.9)%	(882)	(2.8)%
Total Loans	$82,986	$83,905	$81,022	$(919)	(1.1)%	$1,964	2.4%

Adjusted Business Lending (non-GAAP)	$52,459	$53,098	$49,852	$(639)	(1.2)%	$2,607	5.2%
Adjusted Consumer Lending (non-GAAP)(1)	28,280	28,229	28,219	51	0.2%	61	0.2%
Adjusted Total Loans (non-GAAP)(1)	$80,739	$81,327	$78,071	$(588)	(0.7)%	$2,668	3.4%

NM - Not meaningful.
* Approximately $345 million of senior assisted living balances were reclassified from owner-occupied commercial real estate loans into investor real estate loans at the end of 2018.
** Average residential first mortgage balances include the impact of a $167 million loan sale at the end of the first quarter of 2019.
*** Indirect vehicles is an exit portfolio.

Comparison of third quarter 2019 to second quarter 2019
Average loans and leases decreased approximately 1 percent in the third quarter, on both a reported and adjusted basis(1). Average balances in the business lending portfolio decreased modestly reflecting continued focus on client selectivity and overall relationship profitability. Business lending loans were also impacted by lower line utilization and increased capital markets activities. Adjusted(1) average balances in the consumer lending portfolio remained relatively stable as growth in residential first mortgage, indirect-other consumer, consumer credit card, and other consumer loans was partially offset by declines in home equity lending.

Comparison of third quarter 2019 to third quarter 2018
Average loans and leases increased 2 percent on a reported basis and 3 percent on an adjusted basis(1) compared to the third quarter of 2018. Adjusted(1) average balances in the business lending portfolio increased 5 percent led by 7 percent adjusted(1) growth in commercial and industrial loans. Owner-occupied commercial real estate loans declined 7 percent, while investor real estate loans increased 8 percent. Excluding the impact of approximately $345 million of senior assisted living loans reclassified to investor real estate from owner-occupied commercial real estate at the end of 2018, the increase in investor real estate loans was approximately 2 percent driven primarily by growth in term real estate lending. This growth reflects the company's strategy to achieve better balance across term and construction lending. Adjusted(1) average balances in the consumer lending portfolio remained relatively stable as growth in indirect-other consumer, residential first mortgage, consumer credit card, and other consumer loans was partially offset by declines in home equity lending.

Deposits

	Average Balances

($ amounts in millions)	3Q19	2Q19	3Q18	3Q19 vs. 2Q19		3Q19 vs. 3Q18
Customer low-cost deposits	$85,367	$85,908	$87,312	$(541)	(0.6)%	$(1,945)	(2.2)%
Customer time deposits	7,712	7,800	6,501	(88)	(1.1)%	1,211	18.6%
Corporate treasury time deposits	436	657	21	(221)	(33.6)%	415	NM
Corporate treasury other deposits	541	553	108	(12)	(2.2)%	433	400.9%
Total Deposits	$94,056	$94,918	$93,942	$(862)	(0.9)%	$114	0.1%

($ amounts in millions)	3Q19	2Q19	3Q18	3Q19 vs. 2Q19		3Q19 vs. 3Q18
Consumer Bank Segment	$59,217	$59,277	$57,684	$(60)	(0.1)%	$1,533	2.7%
Corporate Bank Segment	25,690	26,154	26,563	(464)	(1.8)%	(873)	(3.3)%
Wealth Management Segment	7,843	7,924	8,235	(81)	(1.0)%	(392)	(4.8)%
Other	1,306	1,563	1,460	(257)	(16.4)%	(154)	(10.5)%
Total Deposits	$94,056	$94,918	$93,942	$(862)	(0.9)%	$114	0.1%

Comparison of third quarter 2019 to second quarter 2019
Total average deposit balances decreased 1 percent to $94 billion in the third quarter. Average deposits remained relatively stable in the Consumer segment while the Corporate and Wealth Management segments experienced modest declines of 2 percent and 1 percent, respectively. The decrease in Corporate segment deposits was primarily due to seasonal declines in public fund accounts. Average deposits in the Other segment deposits decreased 16 percent primarily within the wholesale corporate treasury time deposit category.

Comparison of third quarter 2019 to third quarter 2018
Total average deposit balances remained relatively stable compared to the third quarter of 2018 as reductions in low-cost deposits, particularly non-interest-bearing deposits, were offset by growth in time and corporate treasury deposits. Growth in average Consumer segment deposits was offset by reductions in Corporate, Wealth Management, and Other segment deposits.

Asset quality

	As of and for the Quarter Ended
($ amounts in millions)	9/30/2019	6/30/2019	9/30/2018
ALL/Loans, net	1.05%	1.02%	1.03%
Allowance for loan losses to non-performing loans, excluding loans held for sale	188%	160%	156%
Provision for loan losses	$108	$92	$84
Net loans charged-off	$92	$92	$82
Net loan charge-offs as a % of average loans, annualized	0.44%	0.44%	0.40%
Non-accrual loans, excluding loans held for sale/Loans, net	0.56%	0.64%	0.66%
NPAs (ex. 90+ past due)/Loans, foreclosed properties, non-marketable investments and non-performing loans held for sale	0.65%	0.72%	0.76%
NPAs (inc. 90+ past due)/Loans, foreclosed properties, non-marketable investments and non-performing loans held for sale*	0.82%	0.89%	0.93%
Total TDRs, excluding loans held for sale	$657	$703	$852
Total Criticized Loans—Business Services**	$2,319	$2,124	$2,029
* Excludes guaranteed residential first mortgages that are 90+ days past due and still accruing.
** Business services represents the combined total of commercial and investor real estate loans.

Comparison of third quarter 2019 to second quarter 2019
Asset quality performed in line with the company's broader risk expectations reflecting improvements in several credit metrics and some continued normalization of others. Total non-accrual loans, excluding loans held for sale, decreased 8 basis points to 0.56 percent of loans outstanding. The decrease in non-accrual loans was primarily due to reductions in transportation, wholesale and restaurant within business services, and residential first mortgage and home equity within consumer. Total troubled debt restructured loans, excluding loans held for sale, decreased 7 percent driven primarily by reductions in commercial loans. Annualized net charge-offs were unchanged at 0.44 percent of average loans. The provision for loan losses exceeded net charge-offs resulting in an allowance for loan losses equal to 1.05 percent of total loans outstanding and 188 percent of total non-accrual loans. The increase in the allowance for loan losses during the quarter was primarily due to a 9 percent increase in business services criticized loans. The increase in business services criticized loans was driven primarily by higher classified loans within the energy, retail trade and manufacturing sectors, partially offset by reductions in non-accrual and special mention loans. The company's third quarter credit metrics include the results of the recently completed bi-annual industry-wide shared national credit examination. While overall asset quality remains within the company's broader risk expectations, volatility in certain credit metrics can be expected.

Comparison of third quarter 2019 to third quarter 2018
Annualized net charge-offs increased 4 basis points compared to the third quarter of 2018, and the allowance for loan and lease losses as a percent of total loans increased 2 basis points. Total non-accrual loans, excluding loans held for sale, decreased 10 basis points as a percent of loans outstanding. The decrease in non-accrual loans was driven primarily by improvements within the restaurant and transportation sectors. Total business services criticized loans increased 14 percent driven primarily by an increase in accruing classified loans partially offset by reductions in non-accrual and special mention loans. In addition, total troubled debt restructured loans, excluding loans held for sale, decreased 23 percent driven primarily by reductions in commercial loans.

Capital and liquidity

	As of and for Quarter Ended
	9/30/2019	6/30/2019	9/30/2018
Basel III Common Equity Tier 1 ratio(2)	9.6%	9.9%	10.2%
Basel III Common Equity Tier 1 ratio — Fully Phased-In Pro-Forma (non-GAAP)(1)(2)	9.5%	9.8%	10.1%
Tier 1 capital ratio(2)	10.8%	11.1%	11.0%
Tangible common stockholders’ equity to tangible assets (non-GAAP)(1)	8.44%	8.53%	7.60%
Tangible common book value per share (non-GAAP)(1)*	$10.79	$10.42	$8.62
* Recent improvement in tangible common book value per share includes the impact of quarterly earnings, as well as improvement to market value adjustments within accumulated other comprehensive income, offset by continued capital returns.

Regions’ estimated capital ratios remain well above current regulatory requirements under the Basel III capital rules. The Tier 1(2) and Common Equity Tier 1(2) ratios were estimated at 10.8 percent and 9.6 percent, respectively, at quarter-end under the phase-in provisions.

During the third quarter, the company repurchased 39.7 million shares of common stock for a total of $589 million through open market purchases and declared $150 million in dividends to common shareholders. The company’s loan-to-deposit ratio at the end of the third quarter was 88 percent, and as of quarter-end the company remained fully compliant with the liquidity coverage ratio rule.

(1)	Non-GAAP; refer to pages 7, 11, 12, 13, 21, and 25 of the financial supplement to this earnings release.

(2)	Current quarter Basel III common equity Tier 1, and Tier 1 capital ratios are estimated.

Conference Call
A replay of the earnings call will be available beginning Tuesday, Oct. 22, 2019, at 2 p.m. ET through Friday, November 22, 2019. To listen by telephone, please dial 855-859-2056, and use access code 4998418. An archived webcast will also be available on the Investor Relations page of www.regions.com.

About Regions Financial Corporation
Regions Financial Corporation (NYSE:RF), with $128 billion in assets, is a member of the S&P 500 Index and is one of the nation’s largest full-service providers of consumer and commercial banking, wealth management, and mortgage products and services. Regions serves customers across the South, Midwest and Texas, and through its subsidiary, Regions Bank, operates approximately 1,500 banking offices and 2,000 ATMs. Regions Bank is an Equal Housing Lender and Member FDIC. Additional information about Regions and its full line of products and services can be found at www.regions.com.

Forward-Looking Statements
This release may include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not based on historical information, but rather are related to future operations, strategies, financial results or other developments. Forward-looking statements are based on management’s current expectations as well as certain assumptions and estimates made by, and information available to, management at the time the statements are made. Those statements are based on general assumptions and are subject to various risks, and because they also relate to the future they are likewise subject to inherent uncertainties and other factors that may cause actual results to differ materially from the views, beliefs and projections expressed in such statements. Therefore, we caution you against relying on any of these forward-looking statements. These risks, uncertainties and other factors include, but are not limited to, those described below:

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Current and future economic and market conditions in the United States generally or in the communities we serve, including the effects of possible declines in property values, increases in unemployment rates and potential reductions of economic growth, which may adversely affect our lending and other businesses and our financial results and conditions.

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Possible changes in trade, monetary and fiscal policies of, and other activities undertaken by, governments, agencies, central banks and similar organizations, which could have a material adverse effect on our earnings.

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Possible changes in market interest rates or capital markets could adversely affect our revenue and expense, the value of assets and obligations, and the availability and cost of capital and liquidity.

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Any impairment of our goodwill or other intangibles, any repricing of assets, or any adjustment of valuation allowances on our deferred tax assets due to changes in law, adverse changes in the economic environment, declining operations of the reporting unit or other factors.

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The effect of changes in tax laws, including the effect of any future interpretations of or amendments to Tax Reform, which may impact our earnings, capital ratios and our ability to return capital to stockholders.

•	Possible changes in the creditworthiness of customers and the possible impairment of the collectability of loans and leases, including operating leases.

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Changes in the speed of loan prepayments, loan origination and sale volumes, charge-offs, loan loss provisions or actual loan losses where our allowance for loan losses may not be adequate to cover our eventual losses.

•	Possible acceleration of prepayments on mortgage-backed securities due to low interest rates, and the related acceleration of premium amortization on those securities.

•	Loss of customer checking and savings account deposits as customers pursue other, higher-yield investments, which could increase our funding costs.

•	Possible changes in consumer and business spending and saving habits and the related effect on our ability to increase assets and to attract deposits, which could adversely affect our net income.

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Our ability to effectively compete with other traditional and non-traditional financial services companies, some of whom possess greater financial resources than we do or are subject to different regulatory standards than we are.

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Our inability to develop and gain acceptance from current and prospective customers for new products and services and the enhancement of existing products and services to meet customers’ needs and respond to emerging technological trends in a timely manner could have a negative impact on our revenue.

•	Our inability to keep pace with technological changes could result in losing business to competitors.

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Changes in laws and regulations affecting our businesses, including legislation and regulations relating to bank products and services, as well as changes in the enforcement and interpretation of such laws and regulations by applicable governmental and self-regulatory agencies, which could require us to change certain business practices, increase compliance risk, reduce our revenue, impose additional costs on us, or otherwise negatively affect our businesses.

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Our ability to obtain a regulatory non-objection (as part of the CCAR process or otherwise) to take certain capital actions, including paying dividends and any plans to increase common stock dividends, repurchase common stock under current or future programs, or redeem preferred stock or other regulatory capital instruments, may impact our ability to return capital to stockholders and market perceptions of us.

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Our ability to comply with stress testing and capital planning requirements (as part of the CCAR process or otherwise) may continue to require a significant investment of our managerial resources due to the importance of such tests and requirements.

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Our ability to comply with applicable capital and liquidity requirements (including, among other things, the Basel III capital standards and the LCR rule), including our ability to generate capital internally or raise capital on favorable terms, and if we fail to meet requirements, our financial condition could be negatively impacted.

•	The effects of any developments, changes or actions relating to any litigation or regulatory proceedings brought against us or any of our subsidiaries.

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The costs, including possibly incurring fines, penalties, or other negative effects (including reputational harm) of any adverse judicial, administrative, or arbitral rulings or proceedings, regulatory enforcement actions, or other legal actions to which we or any of our subsidiaries are a party, and which may adversely affect our results.

•	Our ability to manage fluctuations in the value of assets and liabilities and off-balance sheet exposure so as to maintain sufficient capital and liquidity to support our business.

•	Our ability to execute on our strategic and operational plans, including our ability to fully realize the financial and non-financial benefits relating to our strategic initiatives.

•	The risks and uncertainties related to our acquisition or divestiture of businesses.

•	The success of our marketing efforts in attracting and retaining customers.

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Our ability to recruit and retain talented and experienced personnel to assist in the development, management and operation of our products and services may be affected by changes in laws and regulations in effect from time to time.

•	Fraud or misconduct by our customers, employees or business partners.

•	Any inaccurate or incomplete information provided to us by our customers or counterparties.

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Inability of our framework to manage risks associated with our business such as credit risk and operational risk, including third-party vendors and other service providers, which could, among other things, result in a breach of operating or security systems as a result of a cyber attack or similar act or failure to deliver our services effectively.

•	Dependence on key suppliers or vendors to obtain equipment and other supplies for our business on acceptable terms.

•	The inability of our internal controls and procedures to prevent, detect or mitigate any material errors or fraudulent acts.

•	The effects of geopolitical instability, including wars, conflicts and terrorist attacks and the potential impact, directly or indirectly, on our businesses.

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The effects of man-made and natural disasters, including fires, floods, droughts, tornadoes, hurricanes, and environmental damage, which may negatively affect our operations and/or our loan portfolios and increase our cost of conducting business. The severity and impact of future earthquakes, fires, hurricanes, tornadoes, droughts, floods and other weather-related events are difficult to predict and may be exacerbated by global climate change.

•
Changes in commodity market prices and conditions could adversely affect the cash flows of our borrowers operating in industries that are impacted by changes in commodity prices (including businesses indirectly impacted by commodities prices such as businesses that transport commodities or manufacture equipment used in the production of commodities), which could impair their ability to service any loans outstanding to them and/or reduce demand for loans in those industries.

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Our ability to identify and address cyber-security risks such as data security breaches, malware, “denial of service” attacks, “hacking” and identity theft, including account take-overs, a failure of which could disrupt our business and result in the disclosure of and/or misuse or misappropriation of confidential or proprietary information, disruption or damage to our systems, increased costs, losses, or adverse effects to our reputation.

•	Our ability to realize our adjusted efficiency ratio target as part of our expense management initiatives.

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Possible cessation or market replacement of LIBOR and the related effect on our LIBOR-based financial products and contracts, including, but not limited to, hedging products, debt obligations, investments, and loans.

•	Possible downgrades in our credit ratings or outlook could increase the costs of funding from capital markets.

•	The effects of a possible downgrade in the U.S. government’s sovereign credit rating or outlook, which could result in risks to us and general economic conditions that we are not able to predict.

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The effects of problems encountered by other financial institutions that adversely affect us or the banking industry generally could require us to change certain business practices, reduce our revenue, impose additional costs on us, or otherwise negatively affect our businesses.

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The effects of the failure of any component of our business infrastructure provided by a third party could disrupt our businesses, result in the disclosure of and/or misuse of confidential information or proprietary information, increase our costs, negatively affect our reputation, and cause losses.

•	Our ability to receive dividends from our subsidiaries could affect our liquidity and ability to pay dividends to shareholders.

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Changes in accounting policies or procedures as may be required by the FASB or other regulatory agencies could materially affect our financial statements and how we report those results, and expectations and preliminary analyses relating to how such changes will affect our financial results could prove incorrect.

•	Other risks identified from time to time in reports that we file with the SEC.

•	Fluctuations in the price of our common stock and inability to complete stock repurchases in the time frame and/or on the terms anticipated.

•	The effects of any damage to our reputation resulting from developments related to any of the items identified above.
The foregoing list of factors is not exhaustive. For discussion of these and other factors that may cause actual results to differ from expectations, look under the captions “Forward-Looking Statements” and “Risk Factors” of Regions’ Annual Report on Form 10-K for the year ended December 31, 2018 as filed with the SEC.
The words "future," “anticipates,” "assumes," “intends,” “plans,” “seeks,” “believes,” "predicts," "potential," "objectives," “estimates,” “expects,” “targets,” “projects,” “outlook,” “forecast,” "would," “will,” “may,” “might,” “could,” “should,” “can,” and similar terms and expressions often signify forward-looking statements. You should not place undue reliance on any forward-looking statements, which speak only as of the date made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible to predict all of them. We assume no obligation and do not intend to update or revise any forward-looking statements that are made from time to time, either as a result of future developments, new information or otherwise, except as may be required by law.
Regions’ Investor Relations contact is Dana Nolan at (205) 264-7040; Regions’ Media contact is Evelyn Mitchell at (205) 264-4551.

Use of non-GAAP financial measures
Management uses pre-tax pre-provision income (non-GAAP) and adjusted pre-tax pre-provision income (non-GAAP), as well as the adjusted efficiency ratio (non-GAAP) and the adjusted fee income ratio (non-GAAP) to monitor performance and believes these measures provide meaningful information to investors. Non-interest expense (GAAP) is presented excluding certain adjustments to arrive at adjusted non-interest expense (non-GAAP), which is the numerator for the efficiency ratio. Non-interest income (GAAP) is presented excluding certain adjustments to arrive at adjusted non-interest income (non-GAAP), which is the numerator for the fee income ratio. Adjusted non-interest income (non-GAAP) and adjusted non-interest expense (non-GAAP) are used to determine adjusted pre-tax pre-provision income (non-GAAP). Net interest income and other financing income (GAAP) on a taxable-equivalent basis and non-interest income are added together to arrive at total revenue on a taxable-equivalent basis. Adjustments are made to arrive at adjusted total revenue on a taxable-equivalent basis (non-GAAP), which is the denominator for the fee income and efficiency ratios. Regions believes that the exclusion of these adjustments provides a meaningful base for period-to-period comparisons, which management believes will assist investors in analyzing the operating results of the Company and predicting future performance. These non-GAAP financial measures are also used by management to assess the performance of Regions’ business. It is possible that the activities related to the adjustments may recur; however, management does not consider the activities related to the adjustments to be indications of ongoing operations. Regions believes that presentation of these non-GAAP financial measures will permit investors to assess the performance of the Company on the same basis as that applied by management.

Tangible common stockholders’ equity ratios have become a focus of some investors and management believes they may assist investors in analyzing the capital position of the Company absent the effects of intangible assets and preferred stock. Analysts and banking regulators have assessed Regions’ capital adequacy using the tangible common stockholders’ equity measure. Because tangible common stockholders’ equity is not formally defined by GAAP or prescribed in any amount by federal banking regulations it is currently considered to be a non-GAAP financial measure and other entities may calculate it differently than Regions’ disclosed calculations. Since analysts and banking regulators may assess Regions’ capital adequacy using tangible common stockholders’ equity, management believes that it is useful to provide investors the ability to assess Regions’ capital adequacy on this same basis.

The calculation of the fully phased-in pro-forma "Common equity Tier 1" (CET1) is based on Regions’ understanding of the Final Basel III requirements. For Regions, the Basel III framework became effective on a phased-in approach starting in 2015 with full implementation extending to 2019. The Basel III rules are now fully phased in, other than with respect to deductions and adjustments whose transitional treatment has been extended until the federal banking agencies' September 2017 proposal to revise and simplify the capital treatment of selected categories of assets is finalized. The calculation includes estimated pro-forma amounts for the ratio on a fully phased-in basis. Regions’ current understanding of the final framework includes certain assumptions, including the Company’s interpretation of the requirements, and informal feedback received through the regulatory process. Regions’ understanding of the framework is evolving and will likely change as analysis and discussions with regulators continue. Because Regions is not currently subject to the fully-phased in capital rules, this pro-forma measure is considered to be a non-GAAP financial measure, and other entities may calculate it differently from Regions’ disclosed calculation.

A company's regulatory capital is often expressed as a percentage of risk-weighted assets. Under the risk-based capital framework, a company’s balance sheet assets and credit equivalent amounts of off-balance sheet items are assigned to broad risk categories. The aggregated dollar amount in each category is then multiplied by the prescribed risk-weighted percentage. The resulting weighted values from each of the categories are added together and this sum is the risk-weighted assets total that, as adjusted, comprises the denominator of certain risk-based capital ratios. CET1 capital is then divided by this denominator (risk-weighted assets) to determine the CET1 capital ratio. The amounts disclosed as risk-weighted assets are calculated consistent with banking regulatory requirements on a fully phased-in basis.

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied and are not audited. Although these non-GAAP financial measures are frequently used by stakeholders in the evaluation of a company, they have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analyses of results as reported under GAAP. In particular, a measure of earnings that excludes selected items does not represent the amount that effectively accrues directly to stockholders.
Management and the Board of Directors utilize non-GAAP measures as follows:
•Preparation of Regions' operating budgets
•Monthly financial performance reporting
•Monthly close-out reporting of consolidated results (management only)
•Presentation to investors of company performance